Exhibit 10.1

TAMPA ELECTRIC COMPANY

RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS RETIREMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into this 31st day of August, 2009, by and between TAMPA ELECTRIC COMPANY (the “Company”), the principal place of business which is located at 702 North Franklin Street, Tampa, Florida 33602 and CHARLES R. BLACK (the “OFFICER”), residing at 1648 Wallace Road, Lutz, FL 33549.

WHEREAS, the Officer is currently employed in the position of President Tampa Electric Company; and

WHEREAS, the Company is undergoing a restructuring process; and

WHEREAS, after 36.00 years of credited employment with and service to TAMPA ELECTRIC COMPANY, and its affiliated companies, the Officer has elected to retire commencing September 1, 2009, and;

WHEREAS, in recognition of the Officer’s service and the Officer’s providing a general release, the Company desires to extend to the Officer certain payments and benefits; and

WHEREAS, the parties have mutually agreed to enter into the following Retirement Agreement and General Release (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed as follows:

1.	RETIREMENT DATE

(a) The Officer hereby notifies Company of his intention to apply for retirement and hereby elects to retire on September 1, 2009 (the “Retirement Date”).

(b) The Officer shall perform those duties for the Company as he is specifically assigned by the designated representative within the Company or its affiliates, but he shall not act as an agent for the Company or allow anyone to believe that he has the authority to act on behalf of the Company except in connection with those specifically assigned duties. Coincident with the Officer’s execution of this Agreement, the Officer agrees to submit his resignation as an Officer of the Company, effective immediately, by execution and delivery of the resignation letter dated as of the date of signing this Agreement and attached hereto.

(c) In addition to the Officer’s duties set forth in paragraph 1.(b), the Officer shall take the necessary actions to identify and obtain new employment if so desired. In the event the Officer obtains another position within TECO Energy, Inc. or its subsidiaries prior to the Retirement date, this Agreement is null and void.

Exhibit 10.1

2.	COMPENSATION AND BENEFITS

(a) From the date of this Agreement up to the Retirement Date, the Officer shall continue to receive the appropriate bi-weekly base salary of $14,171.53 at the same time and manner as other similarly situated employees and shall remain eligible for all of the Company’s employee benefit plans in accordance with their terms. Contributions to such plans will be deducted from the Officer’s salary as required by the Plans or as requested by the Officer.

(b) During the month of September 2009, the Company shall pay to the Officer a one-time lump sum separation payment equal to one and one-half times the Officer’s current base pay plus target bonus. The payment made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes.

(c) During the month of September 2009, the Company shall pay to the Officer a one-time lump sum separation payment equal to the present value of the enhanced portion of the Officer’s retirement benefits under the TECO Energy Group Supplemental Executive Retirement Plan (the “SERP”). The enhanced portion represents two years added to the Officer’s age and length of service. The payment made to the Officer shall be reduced to reflect the withholding of required FICA and federal withholding taxes.

(d) During the month of September 2009, the Company shall pay to the Officer a lump-sum payment for his accrued but unused vacation allowance for 2009, plus the value of 144 hours vacation accrual for 2010 less the required FICA and federal withholding taxes.

(e) The Officer shall retain his eligibility to participate in the Annual Incentive Plan for the plan year 2009, and, if payments are made thereunder, a prorated payment shall be paid to the Officer in 2010 at the same time as other eligible officers are paid. If paid, all of the Officer’s qualitative goals shall be paid at target. All other potential goal payments shall be paid based on corporate performance. Such payment shall be prorated to the Retirement Date and less the required FICA and federal withholding taxes.

(f) The Company shall provide the Officer with a twelve (12) month individual career transition counseling program by a professional agency, if the Officer chooses to take advantage of the services and continues to cooperate with such firm. In order to qualify for such career transition counseling program, the Officer must contact the Human Resources Department within three (3) months from the Retirement Date.

(g) Commencing on the Officer’s Retirement Date, the Officer shall be entitled to all retirement and associated benefits due such Officer pursuant to the Company’s retirement and other benefit plans (the “Plans”). Nothing contained herein shall be construed to affect the Officer’s rights as a retiree under such Plans.

(h) At the Officer’s election the Company will provide health and dental insurance coverage through the Company’s Retiree Medical program for the Officer and his eligible dependents as previously elected until February 28, 2011.

(i) All of the Officer’s outstanding TECO Energy, Inc. stock options shall vest as of August 31, 2009, and shall remain exercisable at any time on or before the expiration date specified for each applicable stock option grant notwithstanding the Officer’s retirement.

Exhibit 10.1

(j) The restrictions upon all of the time-vested restricted stock granted to the Officer under the TECO Energy, Inc. 2004 Equity Incentive Plan shall terminate, and all of such time-vested restricted stock shall vest for the benefit of the Officer, as of August 31, 2009, subject to the provisions of such plan.

(k) For purposes of the Officer’s TECO Energy, Inc. performance shares granted to the Officer under the 2004 Equity Incentive Plan, the Performance Period shall end on August 31, 2009, and the resulting number of shares shall be issued to the Officer as set forth in the grant documents.

3.	CONFIDENTIALITY AND OTHER CONDUCT

(a) The Officer recognizes and acknowledges that during the course of his employment with the Company, he has been exposed to, has had access to, and has had disclosed to him information and material developed specifically by and for the benefit of the Company and sensitive and/or proprietary information, business planning and operations information, strategic, financial, business and plant security information, business practices and procedures, and specific Company procedures related thereto and to other matters, including without limitation trade secrets, trademarks, service marks, trademarked and copyrighted material, patents, patents pending, financial and data processing information, data bases, interfaces, and/or source codes, Company procedures, specifications, commercial information or other Company or Customer records including any information or material belonging to others which has been provided to the Company on a confidential basis, all of which are hereinafter referred to as “Confidential Information.”

(b) The Officer agrees to maintain, in strict confidence, the Confidential Information and agrees not to disclose to any third party or to use same to benefit himself or any third party the Confidential Information or the fact of, the terms of or the amount of the consideration paid as part of this Agreement except that the Officer may disclose the fact of, the terms of or the amount of consideration paid as part of this Agreement to the Officer’s spouse and the Officer’s financial and legal advisors (“Approved Confidants”) but only to the extent that the Approved Confidants agree to be bound by the provisions of this Section. The Officer shall be legally responsible for any breaches of this Section by his Approved Confidants. The Officer shall be prohibited from using, duplicating, reproducing, copying, distributing, disclosing such Confidential Information regardless of form or purpose, including without limitation, verbal disclosure, data, documents, electronic media or any other media form. The Officer agrees to abide by the non-disclosure and non-use obligations relating to Company records, information, and property contained in the Company’s Standards of Integrity.

(c) The restrictions on the Officer’s disclosure of Confidential Information set out herein do not apply to such information that (i) is now, or hereafter becomes, through no act or failure to act on the part of the Officer, generally known or available to the public; or (ii) is required to be disclosed by a court of competent jurisdiction or by an administrative or quasi-judicial body having jurisdiction over the subject matter after the Officer has given the Company reasonable prior notice of such disclosure requirement.

(d) The Officer agrees to conduct himself in all actions or conduct relating to the Company in a manner consistent with existing Company policy and to refrain from engaging in any conduct which holds the Company up to ridicule in the community or which jeopardizes or adversely affects the business or reputation of the Company. The Officer agrees that neither he nor his Approved Confidants will speak or publish words which are disparaging of the Company or its officers or employees.

Exhibit 10.1

(e) For the purpose of this Section the term “Company” shall mean TECO Energy, Inc., Tampa Electric Company, Peoples Gas System, TECO Partners, Inc., TECO Guatemala, Inc., and all of their subsidiaries and affiliates.

4.	RELEASE OF CLAIMS

(a) For and in consideration of the payments and increased benefits made to the Officer pursuant to Section 2. hereof, the Officer, for himself, his heirs, executors, administrators, successors and assigns acknowledges that the payments being made as consideration are in addition to anything of value to which he is entitled and accordingly hereby releases and agrees to hold harmless the Company from all claims, rights, causes of action or liabilities of whatever nature, whether at law or in equity, or damages (compensatory, consequential or punitive) against the Company that the Officer, his heirs, executors, administrators, successors, and assigns, may now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whatsoever, that has happened, developed or occurred on or before the date of this Agreement, arising out of the Officer’s employment (other than Workers’ Compensation claims pending or otherwise related to such employment) with or termination of employment from the Company or retirement hereunder, including, but not limited to, claims for wrongful termination, discrimination, retaliation, invasion of privacy, defamation, slander, and/or intentional infliction of emotional distress, any rights to a grievance proceeding and those arising under any federal, state, or local discrimination or civil rights or labor laws and/or rules or regulations, and/or common law, whether in contract or in tort, as they relate to the employment relationship of the Officer/Employer (including without limitation claims arising under the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act (29 USC §626), Title VII of the Civil Rights Act of 1964, Worker Adjustment and Retraining Notification Act (29 USC §2101-2109), or the Employee Retirement Income Security Act, as such laws have been or may be amended from time to time).

(b) The Company and the Officer agree that by entering into this Agreement the Officer does not waive claims that may arise after the date of execution of this Agreement.

(c) The Officer acknowledges and agrees that this Agreement shall not be construed as an admission by the Company of any improper or unlawful actions or of any wrongdoing whatsoever against the Officer or any other persons, and the Company expressly denies any wrongdoing whatsoever against the Officer or any other person.

(d) For the purposes of this Section, “Company” shall include TECO Energy, Inc., Tampa Electric Company, Peoples Gas System, TECO Partners, Inc., TECO Guatemala, Inc., their subsidiaries and affiliates, and any agent, officer, director, or employee thereof.

5.	REMEDY AT LAW INSUFFICIENT

Officer acknowledges that damages at law is an insufficient remedy if the Officer violates the terms of this Agreement, and that the Company would suffer a decrease in value and irreparable damage as a result of such violation. Accordingly, on a violation of any of the covenants set forth herein, particularly those contained in Section 3., the Company, without excluding or limiting any other available remedy, shall be entitled to the following remedies:

Exhibit 10.1

(1) Upon posting a reasonable bond and filing with a court of competent jurisdiction an appropriate pleading and affidavit specifying each obligation breached by the Officer, automatic entry by a court in accordance with Florida Statute §542.335(1)(j) having jurisdiction of an order granting an injunction or specific performance compelling the Officer to comply with that obligation, without proof of monetary damage or an inadequate remedy at law; and

(2) Reimbursement of all costs and expenses incurred by the Company in enforcing those obligations or otherwise defending or prosecuting any litigation arising out of the Officer’s obligations, including premiums for bonds, fees for experts and investigators, and legal fees, cost, and expenses incurred before a lawsuit is filed and in trial, appellate, bankruptcy and judgment-execution proceedings.

The foregoing remedies are cumulative to all other remedies afforded by law or in equity, and the Company may exercise any such remedy concurrently, independently or successively. If for any reason a court of competent jurisdiction determines that the Company is not entitled to an injunction based on a breach of a material obligation under this Agreement as described above, the Officer shall pay to the Company as liquidated damages, on demand in immediately available legal tender of the United States of America, a sum equal to all profits, remuneration, or other consideration the Officer gains from all activities in breach or contravention of any of the Officer’s obligations.

6.	SURVIVAL

Neither completion of payments hereunder nor termination of this Agreement shall be deemed to relieve the Officer or the Company of any rights or obligations hereunder which by their very nature survive the completion of payments by the Company, including without limitation, Sections 3., 4., 5., 6., 7. and 9. hereof.

7.	ENTIRE AGREEMENT

The Officer acknowledges and agrees that this Agreement contains the entire agreement between himself and the Company and that no statements or promises have been made by either party concerning the contents of this Agreement other than as expressly contained in this document.

8.	EFFECTIVE DATE

This Agreement shall become effective at the close of business on the seventh day following the execution and delivery of the Agreement by the Officer (the “Rescission Period”). At any time during the Rescission Period, the Officer may rescind this Agreement by giving written notice to the Company at its Human Resources Department.

9.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by the laws of the State of Florida. The parties agree that any dispute arising out of this Agreement shall be brought in the courts located in Hillsborough County, Florida, and each party consents to the exclusive jurisdiction of those courts.

Exhibit 10.1

10.	STATEMENT OF UNDERSTANDING

THE OFFICER ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, KNOWS AND UNDERSTANDS THE CONTENTS CONTAINED IN IT, HAS BEEN GIVEN THE OPPORTUNITY TO CONSIDER THE AGREEMENT FOR FORTY-FIVE (45) DAYS, THE COMPANY HAS ADVISED HIM TO CONSULT AN ATTORNEY IF HE DESIRES AND HE HAS BEEN GIVEN THE OPPORTUNITY TO DO SO. FURTHER, THE OFFICER UNDERSTANDS THAT HE MAY RESCIND THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING EXECUTION. THE OFFICER DOES FREELY AND VOLUNTARILY ASSENT TO ALL OF ITS TERMS AND CONDITIONS AND SIGNS THIS AGREEMENT AS HIS OWN FREE ACT AND RECOGNIZES THAT BY DOING SO HE IS RELEASING THE COMPANY FROM ANY LIABILITY UNDER THE OLDER WORKERS’ PROTECTION ACT.

If the Officer chooses to waive the 45 day requirement, please indicate by initialing and dating the following paragraph in the space provided in the left margin.

THE OFFICER DOES HEREBY WAIVE THE FORTY-FIVE (45) DAY PERIOD TO CONSIDER THIS AGREEMENT AS REQUIRED UNDER THE OLDER WORKERS’ BENEFIT PROTECTION ACT (29 USC §626). FURTHER, THE OFFICER UNDERSTANDS THAT HE MAY RESCIND THIS AGREEMENT AT ANY TIME DURING THE SEVEN (7) DAYS IMMEDIATELY FOLLOWING EXECUTION.

IN WITNESS WHEREOF, TAMPA ELECTRIC COMPANY and CHARLES R. BLACK have caused this instrument to be executed as of the date first written above.

This Agreement supersedes and replaces any previous version of this agreement or any agreement between the parties concerning this retirement.

TAMPA ELECTRIC COMPANY, A FLORIDA CORPORATION

BY:	/s/ Clinton E. Childress
Clinton E. Childress
Chief Human Resources Officer and Procurement Officer

CAUTION! READ BEFORE SIGNING

BY:	/s/ C. R. Black
Charles R. Black
DATE SIGNED: August 31, 2009